Exhibit 3.38

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First:	The name of the limited liability company is

GENERAL CABLE CANADA HOLDINGS LLC

Second:	The address of its registered office in the State of Delaware is:

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington DE 19801 in the county of New Castle. The name of its Registered Agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of GENERAL CABLE CANADA HOLDINGS LLC, this 12th day of November, 2012.

/s/ Robert C. Lesan III
Robert C. Lesan, III
Authorized Person